UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement.
/ /	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
/ /	Definitive Proxy Statement.
/ X /	Definitive Additional Materials.
/ /	Soliciting Material under § 240.14a-12.

PUTNAM MANAGED MUNICIPAL INCOME TRUST
PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /	No fee required.

/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Voicemail Script

Hi - This is Michael Woodall, chief of Operations at Putnam Investments. I am calling regarding your investment in the Putnam Managed Municipal Income Trust (PMM) and Putnam Municipal Opportunities Trust (PMO).

In the next few days, you will receive your Fund’s proxy statement and WHITE proxy card for the Fund’s Special Meeting of Shareholders scheduled for October 6, 2023. Please take a few minutes to review the materials and I ask that you vote your shares by following the instructions on the Fund’s WHITE proxy card. Your board of Trustees have reviewed the proposals and recommend a vote in favor. They believe that they are in the best interest of long-term investors.

I also want to inform you that your fund opposes the proxy solicitation by Saba Capital Management, an activist hedge fund sponsor that targets closed-end funds. Please discard any GOLD proxy cards that you receive from Saba. Saba’s campaign, if successful, could disrupt the funds’ operations and potentially leave the funds without an investment adviser.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 877-536-1555, Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

Thank you for your time and thank you for investing with Putnam.

www.equiniti.com/us

EQ Fund Solutions| 48 Wall Street, 22nd Floor, New York, NY 10043

© 2023 Equiniti Fund Solutions, LLC

Good (morning, afternoon, evening). My name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with the Putnam Closed-End Funds. You were recently mailed materials relating to the Special Meeting of Shareholders scheduled to be held on October 6, 2023.

Have you received this information?

IF NO:

I would be happy to e-mail you the information. May I please have your e-mail address?

If shareholder provide e-mail address

(record email address & reach back to shareholder)

Thank you. Please allow 2-3 business days for processing. Please be aware that your fund opposes the proxy solicitation by Saba Capital Management, an activist hedge fund sponsor that targets closed-end funds. Your Funds’ Board of Trustees is looking out for the interests of ALL shareholders, and unanimously recommends that shareholders vote FOR all the proposals on the WHITE proxy card. Please review the materials at your earliest convenience and vote using the Management’s WHITE proxy card. Thank you and have a good (day, afternoon, evening).

If no e-mail address:

We will send the materials to you by mail. Please be aware that your fund opposes the proxy solicitation by Saba Capital Management, an activist hedge fund sponsor that targets closed-end funds. You Funds’ Board of Trustees is looking out for the interests of ALL shareholders, and unanimously recommends that shareholders vote FOR all the proposals on the WHITE proxy card. Please allow 5 to 7 business days for delivery. Please review the materials at your earliest convenience and vote using the Management’s WHITE proxy card. Thank you and have a good (day, afternoon, evening).

IF YES:

Putnam Holdings, the parent company of the investment adviser and subadvisers to the Funds, entered into a definitive purchase agreement with Franklin Templeton. Completion of this transaction will cause the Funds’ current management and sub-advisory contracts to terminate in accordance with applicable law and the terms of each contract.

Shareholders are being asked to approve a new management contract and a new sub-advisory contract for the Putnam Closed-End Funds. Each Fund’s Board of Trustees has approved the new contracts. It is important to note that your Fund’s management fee rate under its new management contract will remain the same, and the transaction is not expected to result in any change in the portfolio managers of your Fund.

Please be aware that your fund opposes the proxy solicitation by Saba Capital Management, an activist hedge fund sponsor that targets closed-end funds. The Funds’ Board of Trustees has unanimously recommended that shareholders vote FOR all the proposals on the WHITE proxy card. Please throw out any and all Gold proxy cards you receive from Saba Capital. Saba’s campaign, if successful, could disrupt the fund’s operations and potentially leave the fund without an investment adviser.

At this time, do you plan to vote along with the Board on the WHITE proxy card?

(Pause For Response)

IF YES:

Great. The Putnam Closed-End Funds Special Meeting is scheduled to be held on October 6, 2023 at 11:00 a.m. (Boston time). You can vote your shares by following the instructions on management’s WHITE proxy card. Please submit your vote at your earliest convenience.

Please vote any and all WHITE proxy cards that you receive, and throw away any and all Gold proxy cards that you might receive from Saba Capital.

IF NO:

May I ask what is stopping you from voting along with the Board on the WHITE proxy card?

(Respond To Questions Using Fact Sheet)

(After Discussion)

Sir/Ma’am, given this information, will you be voting along with the Board on the WHITE proxy card?

IF YES:

Great. The Putnam Closed-End Funds Special Meeting is scheduled to be held on October 6, 2023 at 11:00 a.m. (Boston time). You can vote your shares by following the instructions on management’s WHITE proxy card. Please submit your vote at your earliest convenience.

Please vote any and all WHITE proxy cards that you receive, and throw away any and all Gold proxy cards that you might receive from Saba Capital.

IF NO: (Notate Feedback)

I understand.

(PROCEED TO CLOSING)

CLOSING

Thank you for your time. If you have any questions, please call EQ Fund Solutions at 1-877-536-1555. Thank you and have a good (morning, afternoon, evening.)